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EXHIBIT 10.3


March 12, 1997

Territorial Resources Inc.
Suite 1345
734 - 7th Avenue S.W.
Calgary, Alberta T2P 3P8

Attention:  Dan Mercier

RE:  LETTER OF ENGAGEMENT FOR PUBLIC OFFERING

     McDermid St. Lawrence Securities Ltd. ("McDermid") understands that Territorial Resource, Inc. (the "Corporation") is contemplating a public offering of its securities. McDermid further understands that the Corporation will issue 1,500,000 unites (the "Units") at $1.00 per Unit, each Unit to be comprise of one common share ("Share") of the Corporation and one warrant ("Warrant"), each whole Warrant will entitle the holder thereof to purchase one Share for $1.50 until one year from the closing, pursuant to a prospectus in accordance with the terms in Appendix A (the "Financing"). It is also understood that the Corporation wishes to retain McDermid as exclusive agent for the Financing.

     This letter sets out the terms and conditions of the engagement (the "Engagement Letter") between the Corporation and McDermid in respect of the Financing.

1.  SERVICES

     On the terms and conditions set forth in this Engagement Letter.

       a) EXCLUSIVE AGENT: McDermid is appointed as exclusive agent for the Corporation from the date hereof to the completion of the Financing to solicit subscriptions for the sale of the Units on a reasonable best efforts basis;

       b) SHARE ISSUANCES: Except as contemplated pursuant to this Engagement Letter, the Corporation will not issue nor announce the issuance of any shares or other securities of the Corporation (excepting stock options or Shares issued upon the exercise of stock options issued under a Stock Option Plan in accordance with the rules of the applicable stock exchange) prior to the closing of the Financing, or for a period of six months following the completion of the Financing, without the prior written consent of McDermid;
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       c) SELLING GROUP:  McDermid reserves the right to form a selling group of securities dealers to assist in the sale of the Units on a reasonable best efforts basis;

       d) AGENCY AGREEMENT: The Corporation and McDermid will enter into a formal agency agreement as soon as practicable and in any event not later than the date of the filing of the (final) prospectus (the "Agency Agreement"). The Agency Agreement shall be the customary form of Agency Agreement for an equity issue of this nature and shall contain the usual representations and warranties, conditions, indemnity clauses and "market out" clauses;

       e) PRIORITY OF AGENCY AGREEMENT: The provisions of this Engagement Letter, with respect to the Financing, shall be superseded in its entirety by the execution of the Agency Agreement;

       f) CLEARANCE BY PROSPECTUS: The Units and the Shares and Warrants comprising the Units to be issued and delivered pursuant to the Financing will be qualified by way of a prospectus to be filed by the Corporation in the Province of Alberta;

       g) CLOSING: Closing of the Financing shall take place as soon as possible but in any event, no later than April 30th, 1997, unless specifically extended in writing by the parties hereto;

       h) LISTING: The Shares and Warrants comprising the Units and the Agent's Option (as defined below) shall be listed for trading on The Alberta Stock Exchange.

2.  COMPENSATION

     At the closing of the Financing, in consideration for the services provided by McDermid, the Corporation agrees to pay (or issue) to McDermid:

       a) MARKETING COMMISSION: a marketing commission at the rate of 8% of the gross proceeds of the Financing;

       b) AGENT'S OPTION: an agent's option to be qualified by way of prospectus (the "Agent's Option") for the purchase of that number of Units equal to (10%) of the Units subscribed for under the Financing, exercisable at $1.00 per Unit, for a period of twenty-four (24) months from the closing of the Financing; and

       c) EXPENSES: all reasonable expenses, of or incidental to the issue of Units, incurred by McDermid, including the legal fees and disbursements of counsel, travel expenses, and all other third party

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          expenses plus goods and services tax (the "Expenses").  The
          Corporation shall provide a retainer in the amount of $10,000.00 towards the Expenses at the time of execution of this Engagement Letter and the Corporation shall pay the balance of all outstanding Expenses in excess of the retainer at the closing of the Financing. The provisions of this Section 2(c) shall survive the completion of professional services rendered under this Engagement Letter or any termination of this Engagement Letter.

3.  DUE DILIGENCE AND TERMINATION

      a) DUE DILIGENCE: McDermid's obligation to complete the Financing will be subject to the satisfactory completion of its due diligence of the Corporation, and the Corporation agrees to provide McDermid with access to such information and persons as McDermid may reasonably request in order to complete its due diligence;

      b) TERMINATION: McDermid may at any time prior to the closing of the Financing, by Notice in writing to the Corporation, withdraw from the Financing if;

      i) the financial statements of the Corporation to be included in the preliminary prospectus or prospectus reveal a material adverse change in the financial condition of the Corporation from that as is understanding as at the date hereof;

      ii) a material adverse change occurs or is likely to occur in the business, affairs or capital of the Corporation;

     iii) there is a material change in the share ownership of the Corporation;

      iv) the state of financial markets becomes such that, in the opinion of McDermid it would be impractical or not profitable to offer or to continue to offer the Units for sale to the public; or

      v) all regulatory approvals are not obtained on a timely basis or any securities commission has issued or proposes to issue an order to prevent or restrict trading in the Units, Shares or Warrants;

      c) TERMINATION: The Corporation may at any time prior to the closing of the Financing, by notice in writing to McDermid terminate the Financing by reimbursing McDermid for out of pocket legal expenses incurred plus a termination fee of $25,000.

4.  TERM

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     Unless otherwise terminated by McDermid, this Engagement Letter shall continue in force for a period from the date of execution of this Engagement Letter until APRIL 30, 1997, unless specifically extended in writing by the parties hereto.

5.  INDEMNITY

     It is hereby agreed that the Corporation will indemnify and hold harmless McDermid and its directors, officers, employees and sub-agents (each being "Indemnified Parties") from and against any and all losses, costs, claims, damages and expenses or liabilities to which such Indemnified Parties become subject or which such Indemnified parties suffer to the extent related to, caused by or arising out of performance by the Indemnified parties of the services contemplated by this Engagement Letter, including without limitation, any expenses incurred in connection with the investigation of, preparation for or defence of any pending or threatened claim or any action or proceeding arising therefrom. Notwithstanding the foregoing, the Indemnified parties shall not be indemnified hereunder to the extend that any liability results from the gross negligence of, or wilful misconduct of any Indemnified Parties. The Forgoing provisions shall survive the completion of professional services rendered under the Engagement Letter or any termination of this Engagement Letter.

6.  MATERIAL CHANGE

     In the event of a material change in the business affairs of the Corporation, McDermid agrees to renegotiate the terms of the warrant exercise.

7.  FUTURE FINANCINGS

     The Corporation grants to McDermid a right of first refusal to act as agent or underwriter in those jurisdictions in which McDermid is authorized to act on future financings (Public or Private) for a period of twelve (12) months from the date of closing of this issue. On notification of such future financing, McDermid shall indicate the willingness to exercise this right of first refusal within ten (10) business days. In the event that McDermid does not elect to accept any agency or underwriter relationship for that financing, the Corporation is free to negotiate with any other securities firm or agent for that issue. This right of first refusal does not apply to private placement financings whereby the placees are relying on the applicable close friends or business associates for the promoter exemption.

8.  GOVERNING LAW

     The agreement confirmed by this Engagement Letter is to be governed by and construed in accordance with the laws of the Province of Alberta.

     This offer to act as agent in respect of the Financing is open for acceptance by the Company until 4:00 p.m. (Calgary, time), March 12, 1997, unless otherwise withdrawn or extended by McDermid.

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If the foregoing is acceptable, please indicate the agreement of the Corporation to the above terms and conditions by signing both copies of this Engagement Letter in the space provided below and returning one fully executed copy to us.

                                     Sincerely yours,

                                     MCDERMID ST. LAWRENCE SECURITIES LTD.

                                     Per:  /s/ Ian S. Brown
                                           Ian S. Brown

ACCEPTED AND AGREED TO this
12 day of March, 1997.

TERRITORIAL RESOURCES INC.

Per:  /s/ Dan Mercier
     Dan Mercier

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                            APPENDIX A - TERM SHEET
                         $1,500,000 Public Offering of
                           TERRITORIAL RESOURCES INC.

March 12, 1997

ISSUER:               Territorial Resources Inc. (the "Corporation")

ISSUE: Units issued from treasury, each unit to be comprised of one common share and one warrant, each whole warrant will entitle the holder thereof to purchase one Share for $1.50 until one year from the closing.

Gross Proceeds:       $1,500,000.

Size:                 1,500,000 units.

Price to Public:      $1.00 per unit

Exclusive Agent:      McDermid St. Lawrence Securities Ltd.  ("McDermid")

Agent's Commission:   8% on the gross proceeds of the Financing.

Agent's Option:       The Agent shall be granted at closing a non-transferable
                      agent's option entitling McDermid to acquire that number of Units equal to 10% of the Units sold pursuant to the Financing, at an exercise price $1.00 exercisable for up to twenty-four (24) months from the closing date.

Type of Transaction:  Reasonable "best efforts" agency basis, subject to a formal agency agreement.

Jurisdiction:         Offered in Canada to residents of Alberta.

Expenses:             The Corporation will pay all out-of-pocket expenses
                      including agent's legal counsel fees and disbursements plus goods and services tax.

Right of First Refusal:  McDermid shall have the right of first refusal to act as agent or underwriter for twelve (12) months from the close of the issue with respect to all types or forms of financings, except for private placements, whereby the placees are relying on the applicable close friends or using associates of the promoter exemption.

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